U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2008

VIRAL GENETICS, INC.
(Exact name of registrant as specified in its charter)

000-26875
(Commission File No.)

Delaware (State or other jurisdiction of incorporation or organization)	33-0814123 (IRS Employer Identification No.)

1321 Mountain View Circle, Azusa, CA 91702
(Address of principal executive offices)

(626) 334-5310
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01	Entry Into as Material Definitive Agreement

Item 3.02	Unregistered Sales of Equity Securities

Viral Genetics entered into agreements with five holders of previously-issued convertible debentures in the principal amount of $676,898. The debentures were modified by extending the maturity dates by one year to September 1, 2009, and changing the conversion prices to $0.025 from $0.08. In conjunction, 4,326,737 warrants held by the investors will have their exercise price modified to $0.05 from $0.15. As part of the restructuring, the five participating investors also agreed to forego anti-dilutive price adjustments on their debentures in the event of private placement of restricted, unregistered shares by Viral Genetics at $0.02 or higher.

The debentures referenced above are part of a series originally sold in March 2006 in the principal amount of $2,891,549 that accrued interest at 10% per annum. Under the original terms of the agreement, the debentures were convertible at $0.45, and Viral Genetics was required to make monthly principal payments in cash or stock and quarterly interest payments, also in cash or stock.  Subsequently, in March 2007, Viral Genetics entered into agreements with six holders of debentures totaling $1,968,811, whereby portions of the debentures were converted into shares, and the conversion price on the remaining balances was modified to $0.08 from $0.45. In addition, warrants held by these investors had their exercise price modified to $0.15 from $0.78. Following this 2007 restructuring, Viral Genetics was not required to make further monthly payments of principal and interest on this group of debentures.

The holders of debentures totaling $465,956 in principal did not participate in the March 2007 or the current restructuring, and these notes are due September 1, 2008.

All securities issued or deemed issued by Viral Genetics in the foregoing transactions were issued in reliance on the exemption from registration set forth in Section 3(a)(9) of the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits

Exhibits
Attached to this report as Exhibit 10.1 is the form of Agreement dated August 7, 2008, entered into with each investor participating in the restructuring.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAL GENETICS, INC.

Dated: August 18, 2008	By	/s/Haig Keledjian
Haig Keledjian, President